Exhibit 23.11
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 26, 2006 in the Registration Statement on Forms F-4 and S-4, No. 333-00000, and related Prospectus of Compagnie Générale de Géophysique and subsidiaries for the registration of up to $165,000,000 aggregate principal amount of new 7 1/2 Initial Senior Notes due 2015 in exchange for all outstanding unregistered 7 1/2% Senior Notes due 2015 issued on February 3, 2006.

Bergen, 31 May 2006
ERNST & YOUNG AS
/s/ Karl Erik Svanevik
Karl Erik Svanevik
State Authorised Public Accountant